UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12


                             TARPON INDUSTRIES, INC.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)


                     J. Stanley Baumgartner, Jr., Secretary
                     --------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                             TARPON INDUSTRIES, INC.
                                2420 Wills Street
                           Marysville, Michigan 48040

                              NOTICE OF 2006 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                 HELD AT 2:00 P.M. LOCAL TIME ON AUGUST 17, 2006

To the Stockholders of TARPON INDUSTRIES, INC.:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the "Meeting") of TARPON INDUSTRIES, INC. (the "Company") will be held on Thursday, August 17, 2006 (the "Meeting Date"), at 2:00 P.M. local time at Thomas Edison Inn, 500 Thomas Edison Parkway, Port Huron, Michigan 48060 for the following purposes:

     1.   To elect two directors to each serve for a term of three years;
     2. To ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2006;
     3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.


The Board of Directors has fixed the close of business on July 17, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's common stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from July 24, 2006 until the Meeting Date for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

Enclosed is a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2005.

                                      By Order of the Board of Directors

                                      J. Stanley Baumgartner, Jr., Secretary
Marysville, Michigan
July 25, 2006

-------------------------------------------------------------------------------
PLEASE FILL IN, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. BY DOING SO, YOU MAY SAVE TARPON INDUSTRIES, INC. THE EXPENSE OF A SECOND MAILING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.
-------------------------------------------------------------------------------

                             TARPON INDUSTRIES, INC.
                                2420 Wills Street
                           Marysville, Michigan 48040

                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

                       2006 ANNUAL MEETING OF STOCKHOLDERS
              TO BE HELD AT 2:00 P.M. LOCAL TIME ON AUGUST 17, 2006

This Proxy Statement is being furnished to the stockholders of TARPON INDUSTRIES, INC. ("Tarpon" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2006 Annual Meeting of Stockholders (the "Meeting") to be held on Thursday, August 17, 2006 (the "Meeting Date"), at 2:00 p.m. local time at Thomas Edison Inn, 500 Thomas Edison Parkway, Port Huron, Michigan 48060, and at any adjournment thereof. The Board of Directors has set July 17, 2006, at the close of business, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying form of Proxy were first sent to stockholders on or about July 25, 2006.

A form of proxy for use at the Meeting accompanies this Proxy Statement. You may ensure your representation at the Meeting by completing, signing, dating and promptly returning the enclosed form of proxy. A return envelope, with postage prepaid, has been provided for your convenience.

You may revoke your Proxy at any time before it is actually voted at the Meeting by giving notice of revocation in writing to the Secretary of the Company or by attending the Meeting and giving notice of revocation in person. You may also change your vote by either executing and returning to the Company a later-dated form of proxy or voting, in person, at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of the Proxy.

The entire cost of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. It is anticipated that the cost of solicitation will equal approximately $9,000. Such amount is believed to be the customary amount expended for a solicitation relating to an uncontested election of directors and will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 2005 Annual Report on Form 10-K (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for forwarding such materials and the Annual Report to such beneficial owners.

The shares entitled to vote at the Meeting consist of shares of Common Stock, no par value per share (the "Common Stock"), with each share entitling the holder of record to one vote. As of the Record Date, there were 4,834,247 shares of Common Stock outstanding. A quorum for the Meeting is a majority of the outstanding shares of Common Stock and, therefore, the holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters. Shares of Common Stock represented by properly executed proxies that are received by the Company prior to the Meeting will be counted toward the establishment of a quorum for the Meeting. The shares of Common Stock represented by a properly executed Proxy that are received prior to the Meeting will be voted in accordance with your directions as to:

          (1) The election of the persons listed herein as directors of the Company;
          (2) The ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2006;
          (3) The transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

In the absence of direction, the shares of Common Stock represented by the Proxy will be voted in favor of these proposals.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of July 17, 2006, based on information obtained from the persons named below, by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each executive officer and director of the Company since the beginning of the last fiscal year, (iii) all officers and directors of the Company as a group and (iv) all beneficial owners as a group:

                                                                  Percentage of
                   Name of               Amount and Nature of     Common Stock
               Beneficial Owner          Beneficial Ownership     Owned (1)
-------------------------------------  ------------------------- --------------

James W. Bradshaw                                8,163 (2)              *
Patrick Hook                                    13,334 (3)              *
J. Stanley Baumgartner, Jr.                      40,000(4)              *
Dr. Robert H. Pry                               14,420 (5)              *
Michael A. Ard                                  14,420 (6)              *
Tracy L. Shellabarger                           11,250 (7)              *
J. Peter Farquhar**                             33,667 (8)              *
John A. Mayfield**                               13,333(9)              *
Gary D. Lewis                                  389,751 (10)            8%

All Directors and Officers as a group
(6 Persons)                                    101,587(11)           2.1%

All Beneficial Owners as a group                  538,038           10.8%
-----------------------------
*  Less than 1%
** No longer serve in executive officer positions.

(1)  Based on 4,834,247 common shares outstanding as of June 30, 2006.

(2) Does not include options to purchase 50,000 common shares which are not exercisable within 60 days of June 30, 2006.

(3) Includes 13,334 common shares that Mr. Hook has the right to acquire within 60 days of June 30, 2006. Does not include 26,666 common shares which are not exercisable within 60 days of June 30, 2006.

(4) Does not include options to purchase 40,000 common shares which are not exercisable within 60 days of June 30, 2006.

(5) Includes 10,000 common shares that Dr. Pry has the right to acquire within 60 days of June 30, 2006.

(6) Includes 10,000 common shares that Mr. Ard has the right to acquire within 60 days of June 30, 2006.

(7) Includes 10,000 common shares that Mr. Shellabarger has the right to acquire within 60 days of June 30, 2006.

(8) Includes 26,667 common shares that Mr. Farquhar has the right to acquire within 60 days of June 30, 2006. Does not include 33,333 common shares which are not exercisable with 60 days of June 30, 2006.

(9) Includes options to purchase 13,333 common shares that Mr. Mayfield has the right to acquire within 60 days of June 30, 2006.

(10) Includes (a) 309,751 common shares owned jointly with his wife, with whom he shares voting and investment power and (b) 80,000 common shares that Mr. Lewis has the right to acquire within 60 days of June 30, 2006. Does not include (a) 8,371 common shares owned by an adult son, who does not live with him, (b) 8,371 common shares owned by his adult daughter, who does not live with him, (c) 41,858 common shares owned, or 30,000 common shares that Mr. Lewis's adult son Gary N. Lewis, has the right to acquire within 60 days of June 30, 2006. Mr. Lewis disclaims beneficial ownership of the common shares held by his adult children.

(11) Includes 43,334 common shares that all executive officers and directors as a group have the right to acquire within 60 days of June 30, 2006.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. Our officers and directors and persons who own more than ten percent of a registered class of our equity securities were not subject to these filing requirements until the February 14, 2005 effective date of our initial public offering. Based solely on review of the copies of such reports furnished to us during or with respect to fiscal 2005 through December 31, 2005, or written representations that no Forms 5 were required, we believe that during 2005 from February 14, 2005 through December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with.


PROPOSAL I - ELECTION OF DIRECTORS

Two (2) Class III directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until 2009 or until his respective successor is duly elected and qualified.

Nominees For Director

The persons named below have been nominated for election as directors. Unless otherwise directed, the persons named in the accompanying Proxy have advised the Company that it is their intention to vote for the election of the persons named below as directors.

                           Michael A. Ard - Class III

                        Tracy L. Shellabarger - Class III

The Company believes that each nominee will be able to serve. If any nominee becomes unable or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors determines.

THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE  "FOR" EACH OF THE  NOMINEES  LISTED
ABOVE.

Set forth below is certain  information  furnished to the Company by its officer
and   directors,   including  the  director   nominees.   There  are  no  family
relationships among any directors or executive officers of the Company.

Information Regarding Officers and Directors

The following table sets forth the names and ages of the Company's current and nominated directors and executive officers and the positions they hold with the
Company:

Name                         Age       Position
----                         ---       --------

James W. Bradshaw            54        Chief Executive Officer, Chairman of the
                                       Board (Class I)
Dr. Robert Pry               82        Director (Class II)
Michael A. Ard               48        Director (Class III)
Tracy L. Shellabarger        49        Director (Class III)
Patrick J. Hook              39        President, Chief Operating Officer
J. Stanley Baumgartner       55        Chief Financial Officer, Secretary



     James W. Bradshaw. Mr. Bradshaw has served since April 2006 as our Class I director and our Chief Executive Officer. Mr. Bradshaw had been Vice President of Mechanical Tubing of the Company from December 2005 until the date of his selection as our Chief Executive Officer. Prior to joining Tarpon Industries, he was a Senior Consultant with Graybrooke & Associates, a business advisory firm in Scottsdale, Arizona. From 2002 through 2003, Mr. Bradshaw was President of ITC Inc., a wire manufacturing company in Phoenix Arizona that supplies products for the material handling industry and worked directly with major retailer's Home Depot, Lowe's, and Menards. From 1999 to 2001, he was the president of Reeves Southeastern Corporation, a leading U.S. manufacturer and distributor of fencing products. In this position, Mr. Bradshaw managed the sale process of the company to Master Halco Inc., the world's leading manufacturer and distributor of fencing products. The majority of Mr. Bradshaw's management career has been in the steel tubing industry where he worked for Wheatland Tube Company as general manager of the fire sprinkler and fence products division form 1997 to 1998. From 1984 to 1997, Mr. Bradshaw was employed by American Tube and Pipe, serving as president and COO from 1992 until the sale of the company to Tyco International in 1997. Mr. Bradshaw has an M.S. degree from Arizona State University and B.S. from the University of Wyoming.

     Dr. Robert Pry. Dr. Pry has served as our Class II director since December 2003. He has also served as a director of Eugene Welding Co. ("EWCO") since April 2004. He has been retired for at least the past five years. He served as an Adjunct Professor at Massachusetts Institute of Technology in its Sloan School of Management and in its Department of Metallurgy in 1986. Dr. Pry is the retired Vice Chairman, Technology of Gould Inc., an international manufacturer of electrical and electronic products, where he served from 1977 to 1983. Previously Dr. Pry served for 25 years with General Electric Corporation, a diversified manufacturer and marketer of a wide range of consumer and commercial electronics and defense products, where he managed both General Electric's Central Materials Research and Development and Central Electrical, Electronics and Software Research and Development. He also served as Chairman of Somanetics Corporation's Scientific Advisory Board from 1984 to 1987. Dr. Pry received a B.S. degree in Physics from Texas A&I, an M.S. degree in Physics from Rice University, and a Ph.D degree in Physics from Rice University.

     Michael A. Ard. Mr. Ard has served as our Class III director and as EWCO's director since October 2004. He has served as Director of Sales and Marketing, Storage Condo Division, of Aardex Corporation, a commercial real estate developer, since March 2003. He served as Western Area Sales Manager of LiDCO Limited, a start-up medical device manufacturer and distributor, from August 2001 to August 2002. He served as Director of Global Marketing, from June 1998 to July 2001, and as U.S. Area Manager, from February 1996 to June 1998, of Deltex Medical Group, a start-up cardiac monitor manufacturer and distributor. Mr. Ard received a B.S. degree in broadcast communications from the University of Florida.

     Tracy L. Shellabarger. Mr. Shellabarger joined our Board of Directors as a Class III director in January 2006. From 1994 to 2004, Mr. Shellabarger served as Chief Financial Officer for Steel Dynamics, Inc., a publicly traded steel manufacturer. During his tenure at Steel Dynamics, Mr. Shellabarger led its finance, accounting, tax, insurance, and legal efforts, spearheading its initial public offering. Prior to his role with Steel Dynamics, from 1987 to 2004, Mr. Shellabarger served as Controller of a division of Nucor Corporation, a Fortune 400 steel manufacturer, for almost seven years. He also spent more than seven years with former "Big 8" accounting firm Touche Ross & Company as a tax manager. Mr. Shellabarger earned a B.S. Degree in Accounting from the University of North Carolina, Chapel Hill, and is a certified public accountant (CPA) and member of the AICPA.

     Patrick J. Hook. Mr. Hook has served as our President and Chief Operating Officer since February 2005. Mr. Hook served as Operations Manager for Copperweld, Inc., Chicago Division, a steel tubing manufacturer, from September 2001 to February 2005. In this capacity, Mr. Hook was responsible for all operating activities for the Chicago and Bedford Park divisions of Copperweld. From March 2001 to September 2001, Mr. Hook served as Plant Manager of Copperweld's Birmingham Division. From November 1999 to March 2001, Mr. Hook reported directly to the Copperweld U.S. Structural Division Vice President. In this capacity, Mr. Hook was responsible for integrating the operations of four U.S. Structural Steel Tubing Divisions that were acquired through acquisition. From August 1997 through October 1999, Mr. Hook was the Plant Manager of LTV Corporation - Youngstown Division, a steel manufacturer. Mr. Hook's previous experience includes several positions of increasing responsibilities in the engineering and operating arenas while employed with LTV Steel at the Indiana Harbor Works Division. Mr. Hook received a B.S. in mechanical engineering from Michigan Technological University and is a graduate of the University of Michigan Executive Manufacturing Program. Mr. Hook is a member of the Tube and Pipe Association, International and of the Tube and Pipe Producing Technology Council. Mr. Hook is a party to an employment agreement with us that requires us to elect him to the offices he has agreed to hold with us.

     J. Stanley Baumgartner, Jr. Mr. Baumgartner became our Chief Financial Officer and Secretary in June 2006. Mr. Baumgartner had previously been Corporate Controller for Wesco Distribution International, a NYSE-listed Fortune 500 distributor of electrical supply products. From 2003 to 2005, he was Division Controller for Timken Corporation, a NYSE-traded Fortune 500 manufacturer of bearings and alloy steels, overseeing the financials of the global automotive group. From 2000 to 2003, Mr. Baumgartner was Senior Vice President and Chief Financial Officer for Nasdaq-listed ASAT Holdings LTD, a Hong Kong based global manufacturer of semiconductor assembly packages and test services, where he directed the finance, information technology, human resources and investor relations functions. Mr. Baumgartner also spent 12 years at Henkel KGAA, a global manufacturer of consumer and industrial chemicals, in finance and strategic planning functions and oversaw a number of mergers and acquisitions both in the U.S. and internationally. Mr. Baumgartner began his career with Deloitte & Touche and Booz Allen & Hamilton. He has an M.B.A. from Harvard and a B.S. from Georgia Institute of Technology.

Meetings and Committees of the Board of Directors

     During the year ended December 31, 2005, our Board of Directors held 10 meetings. Our Board of Directors has determined that Mr. Ard, Dr. Pry and Mr. Shellabarger, who was elected a director on February 6, 2006, are independent as "independence" is defined in the American Stock Exchange's listing standards, as those standards have been modified or supplemented.

Audit Committee

     Our Board of Directors has established a separately-designated, standing Audit Committee that consists of three directors and is established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. Mr. Ard, Dr. Pry and Mr. Shellabarger are the current members of this committee.

     The Audit Committee is scheduled to meet at least quarterly and:

     o is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accounting firm,

     o approves the engagement of our independent public accounting firm to render audit or non-audit services before the services begin; this pre-approval authority may be delegated to one or more members of the Audit Committee,

     o takes, or recommends that the full Board takes, appropriate action to oversee the independence of our independent public accounting firm,

     o reviews audit and other reports from our independent public accounting firm and provides it with access to report on any and all appropriate matters,

     o reviews and discusses the audited financial statements and the matters required to be discussed by SAS 61 with management and the independent accountants,

     o recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K,

     o reviews with management and the independent accountants the quarterly financial information before we file our Form 10-Qs,

     o discusses with management and the independent accountants the quality and adequacy of our internal controls,

     o establishes procedures for (1) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (2) confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters,

     o reviews related party transactions required to be disclosed in our proxy statement for potential conflict of interest situations and approves all such transactions, and

     o discusses with management the status of pending litigation as it pertains to the financial statements and disclosure and other areas of oversight as the committee deems appropriate.

During the year ended December 31, 2005, our Audit Committee held 4 meetings.

Audit Committee Financial Expert

     Our Board of Directors has determined that Tracy L. Shellabarger, who serves on our Audit Committee, is a financial expert and meets the criteria for independence, as described in the Securities and Exchange Act of 1934, as amended.

Compensation Committee

     Our Board of Directors has a standing Compensation Committee which consists of three directors. Mr. Ard, Dr. Pry and Mr. Shellabarger are the current members of this committee. Each of Dr. Pry, Mr. Ard and Mr. Shellabarger are "independent" as such term is defined in the American Stock Exchange's listing standards, as those standards have been modified or supplemented. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation arrangements and plans for our senior management, officers and directors, and administers our 2005 Stock Option Plan. During the year ended December 31, 2005, the Compensation Committee held no meetings.

Nominating Committee

     Our Board of Directors has a standing Nominating Committee which consists of three directors. Mr. Ard, Dr. Pry and Mr. Shellabarger are the current members of this committee. The Nominating Committee identifies individuals to become Board members and selects, or recommends for the Board's selection, director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill any vacancies. During the year ended December 31, 2005, the Nominating Committee held no meetings.

     The Nominating Committee's policy is to consider any director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to our Secretary, at Tarpon Industries, Inc., 2420 Wills Street, Marysville, Michigan 48040. To be timely, the notice must be received at our offices at least 120 days before the anniversary of the mailing of our proxy statement relating to the previous Annual Meeting of Shareholders. The notice must set forth (1) with respect to the director candidate, among other things, information about the candidate's name, age, principal occupation or employment, shares owned, independence, other boards on which the candidate serves, transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the shareholder giving the notice, and any other information relating to the candidate that we would be required to disclose in our proxy statement, and (2) with respect to the shareholder giving the notice, among other things, information about the shareholder's name, address, shares owned and the period they have been held.

     The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgment of, the members of the Nominating Committee and our then current needs, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. Historically, our directors have been existing directors, associates of our founder or an owner of a business we acquired.

Code of Business Conduct and Ethics

     We adopted a Code of Business Conduct and Ethics in October 2004 that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make, (3) compliance with applicable governmental laws, rules and regulations, (4) the prompt internal reporting of violations of the code to an appropriate person or persons named in the code, and (5) accountability for adherence to the code made to our Secretary at Tarpon Industries, Inc., 2420 Wills Street, Marysville, Michigan 48040.

Compensation of Directors

     We refer to our directors who are not our officers or employees as Outside Directors. During 2005, our Outside Directors received $1,000 for each board meeting attended in person, $250 for each telephonic board meeting attended, and $250 for each board committee meeting attended on a date other than the date of a board meeting. We also reimbursed Outside Directors for their reasonable expenses of attending board and board committee meetings. In addition, we granted to each of our directors on the February 17, 2005 closing date of our initial public offering options to purchase 10,000 common shares exercisable at $5.50 a share, 110% of our initial public offering price. We granted options to purchase 3,500 common shares to Outside Directors who continued to serve as Outside Directors each year commencing May 17, 2005.

     Commencing February 6, 2006, our compensation policy for Outside Directors is as follows:

     o On election - Options to purchase 10,000 shares of Tarpon common stock, vested immediately and exercisable for a period of ten years, with an exercise price of 100% of market value at the date of issue.

     o    Monthly - Cash retainer of $1,000

     o May 31 of each year - For directors in good standing for the current and previous year, a stock grant of $8,000 of Tarpon common stock at the current market price.

     o    Quarterly - Committee chairs, $500; Audit committee chair, $1,000

     o    Per in person Board meeting - $1,000

     o    Per telephone conference, Board, meeting or otherwise - $250

     o For special projects requested by the Board - fee agreed to and approved by the Board.

     For our employee Directors, the policy was revised to provide the following:

May 31 of each year - For directors in good standing for the current and previous year, stock grant of $8,000 of Tarpon common stock at current market price as of May 31 of that year.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and stock compensation paid by the Company, as well as any other compensation paid to or earned by the Chairman of the Company, the Chief Executive Officer and President of the Company and those executive officers compensated at or greater than $100,000 for services rendered to the Company in all capacities during the three most recent completed fiscal years.


SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                  Compensation
                                                                                  Awards
                                              Annual Compensation                 ------
                                              -------------------
                                                                                  Securities
Name and Principal Position                                                       Underlying          All other
                                    Year      Salary ($)          Bonus ($)       Options             Compensation ($)
                                    ----      ----------          ---------       -------             ----------------
J. Peter Farquhar, Former           2005      224,122             -               181,800             5,457 (3)
Chairman of the Board, Chief
Executive Officer and Secretary     2004      21,333              0               0                   22,000 (3)
(until February 2005),
President (1)

Patrick J. Hook, President          2005      186,798             30,331          121,200             404

James T. House,
Former CFO                          2005      157,370             25,000          121,200             153,179
                                    2004      58,301              -               -                   -

Gary D. Lewis, former Chairman of                                 0               0
  the Board, President and Chief
  Executive Officer (until April    2004      82,306              0               0                   563,900 (5)
  2004)(2)
                                    2003      350,000                                                 0

Charles A. Vanella, former          2004      119,922             0               0                   227,692 (6)
  President and Chief Executive
  Officer  (April to August         2003      125,000             0               0                     3,185
  2004); President and Chief
  Executive Officer of EWCO


(1) Mr. Farquhar ceased to act as our Chief Executive Officer, Chairman and Secretary in April 2006. The Compensation shown in the table for fiscal 2004 represents compensation paid to him in all capacities in 2004. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" for a description of our termination and employment agreements with Mr. Farquhar.

(2) Mr. Lewis resigned as our Chairman of the Board, President, Treasurer, Chief Executive Officer and as one of our directors in April 2004 effective upon the acquisition of EWCO and we entered into a Management Consulting Agreement with Bainbridge Advisors, Inc. at the same time. Mr. Lewis is the President, Chief Executive Officer and majority owner of Bainbridge, which we currently retain for acquisition and other consulting services. See "Compensation Committee Interlocks and Insider Participation" for a description of our Management Consulting Agreement with Bainbridge. We also paid Mr. Lewis $350,000 for his services to us in 2002 and $45,390 for his services to us in 2001 and reimbursed him for automobile lease payments and excess mileage charges in the amount of $11,140 in 2004, $9,552 in 2003 and $8,987 in 2002.

(3) Amounts for 2004 for Mr. Farquhar, represent $12,000 in director fees paid him prior to his employment as CEO and we issued 2,000 of our common shares to Mr. Farquhar in February 2005 in payment for $10,000 of consulting services he rendered to us in 2004 before he became our Chief Executive Officer. Amounts for 2005 for Mr. Farquhar represent $3,000 for director fees paid to him prior to his employment as CEO and $2,457 for 401(K) plan Company matched amounts.

(4) Mr. House resigned as CFO in December 2005. The amount of $150,650 represents severance and consulting compensation as part of his termination agreement. The remaining amount of $2,529 represents 401(K) matched amounts from the Company.

(5) Amounts for 2004 for Mr. Lewis include an aggregate of $563,900 payable to Mr. Lewis under the Management Consulting Agreement with Bainbridge Advisors, Inc., including retainers, success fees in connection with our acquisitions of EWCO and Steelbank (which are payable in installments), and reimbursement of legal fees, insurance costs and other fees and expenses, but not including the stock option granted to designees of Bainbridge.

(6) Amounts for 2004 for Mr. Vanella, include an aggregate of $225,427 payable under a Termination Agreement with Mr. Vanella, and $2,265 in matching contributions paid by us into our 401(k) plan.

Option Grants Table

     No individual stock options were granted during 2004 or earlier. The following table sets forth information concerning individual grants of stock options that we made during 2005 to each of our executive officers named in the Summary Compensation Table above:


                                                         Option Grants at March 1, 2006

                                   Individual Grants
--------------------------------------------------------------------------------------
                                                % of                                             Potential
                                                Total                                       Realizable Value at
                               Number of       Options                                        Assumed Annual
                              Securities     Granted to                                    Rates of Stock Price
                              Underlying      Employees      Exercise                          Appreciation
                                Options       in Fiscal        Price        Expiration        for Option Term
        Name                  Granted (#)       Year          ($/Sh)           Date        5% ($)        10% ($)
        ----                  -----------   -----------     -----------    -----------  -----------  --------------

J. Peter Farquhar..........    60,000  (1)      19.9%          $5.50        2/17/15        158,668       448,123
Gary D. Lewis..............   110,000  (1)      36.4%          $5.50        2/17/15        290,892       821,558
Patrick J. Hook............    40,000  (1)      13.3%          $5.50        2/17/15        105,779       298,748
John A. Mayfield...........    40,000  (2)      13.3%          $5.50        12/12/15       105,779       298,748

----------------------
(1) The options listed in the table were granted to Mr. Farquhar, Mr. Hook and Mr. Lewis (including options to purchase 30,000 common shares granted to his son) effective at the February 17, 2005 closing of our initial public offering, under our 2004 Stock Option Plan, exercisable at 110% of the initial public offering price of our common shares. The option to purchase 50,000 common shares granted to Mr. Farquhar and 40,000 common shares granted to Mr. Hook are exercisable in one-third cumulative annual increments beginning February 17, 2005 and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. The option to purchase 10,000 common shares granted to Mr. Farquhar and the option granted to Mr. Lewis and his son became exercisable on the date of grant.

(2) The options listed in the table were granted to Mr. Mayfield effective at December 12, 2005 under our 2004 Stock Option Plan, exercisable at 110% of the initial public offering price of our common shares. These options granted to Mr. Mayfield are exercisable in one-third cumulative annual increments beginning December 12, 2005 and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. Mr. Mayfield resigned in March 2006.


Employment  Contracts  and  Termination  of  Employment  and   Change-in-Control
Arrangements

     James W. Bradshaw On April 26, 2006 we entered into an employment agreement with James W. Bradshaw pursuant to which he is employed as our Chief Executive Officer. The agreement has a term of two years and then continues from year to year unless terminated by either party upon no less than 180 days' notice. Mr. Bradshaw's base salary is $200,000 a year. Mr. Bradshaw received $20,000 in common stock as of the date of commencement of his employment agreement and an option to purchase 50,000 shares of common stock under our stock option plan, vesting in three equal installments at an exercise price of $2.45 per share. Mr. Bradshaw is also entitled to participate in any plan established by the Company and to various fringe benefits, including, a $400 per month car allowance. Mr. Bradshaw has agreed not to compete with us during specified periods following the termination of his employment.

     J. Stanley Baumgartner, Jr. The Company entered into an employment agreement with J. Stanley Baumgartner, Jr. as of June 7, 2006 to be the Company's Chief Financial Officer, the term of which began on June 26, 2006. Mr. Baumgartner's employment agreement provides for a term of two years and shall continue from year to year thereafter unless notice of termination is given by either party at least 180 days prior to any extension period. Mr. Baumgartner's annual base salary is $175,000 and he is eligible for bonuses at the discretion of the Board of Directors. Mr. Baumgartner was issued 40,000 shares of the Company's common stock upon the commencement of his employment and has also been granted an option to purchase 40,000 shares of the Company's common stock, vesting in 3 equal annual installments at an exercise price of $1.75. Mr. Baumgartner has agreed not to compete with us during specified periods following the termination of his employment.

     Patrick J. Hook. In February 2005, we entered into an employment agreement with Patrick J. Hook, pursuant to which he is employed as our President and Chief Operating Officer beginning February 2005, or in such other position as the Board of Directors determines, for a period ending February, 2008, which term will automatically renew for one additional year unless either party gives the other at least 180 days notice of termination. Mr. Hook's annual salary is currently $189,000 (reduced from $210,000 on May 24, 2006), which may be increased by the Board of Directors. We also paid him a bonus of $30,331, equal to the lost bonus for 2004 from his former employer. Pursuant to this agreement, effective at the February 17, 2005 closing date of our initial public offering, we granted Mr. Hook an option to purchase 40,000 common shares exercisable at $5.50 a share, 110% of our initial public offering price. Mr. Hook is also entitled to participate in any bonus plan established by the Compensation Committee of the Board of Directors. Mr. Hook is entitled to various fringe benefits under the agreement, including a $750 a month car allowance, a cell phone, four weeks of vacation, reimbursement for books and tuition for an M.B.A. program and one year of salary and benefits if his employment under the agreement is terminated without cause. Mr. Hook has agreed not to compete with us during specified periods following the termination of his employment.

     J. Peter Farquhar. On April 23, 2006, J. Peter Farquhar, ceased to act as our Chief Executive Officer. On April 26, 2006, Mr. Farquhar and the Company entered into a Termination Agreement which provides that Mr. Farquhar's compensation, partially at a reduced level, will continue until January 31, 2007 and that he will render consulting services until such date. The Company agreed to continue its indemnification obligations to Mr. Farquhar as set forth in the Termination Agreement and Mr. Farquhar provided a release to the Company. Mr. Farquhar's options remain exercisable in accordance with their terms and he remains entitled to a car allowance of $750 per month through October 31, 2006. Prior to this, in January 2005, we entered into an employment agreement with Mr. Farquhar effective as of August 20, 2004, pursuant to which he was employed as our Chairman of the Board, Chief Executive Officer and Secretary, for a period scheduled to end January 12, 2007 or his earlier death, disability or termination for cause. Mr. Farquhar's annual salary was $100,000, but the portion due for the period from August 20, 2004 to January 12, 2005 was deferred until after the February 17, 2005 closing of our initial public offering. Pursuant to this agreement, effective at the February 17, 2005 closing date of our initial public offering, we granted Mr. Farquhar an option to purchase 50,000 common shares exercisable at $5.50 a share, 110% of our initial public offering price. Mr. Farquhar was entitled to various fringe benefits under the agreement, including $5,000,000 of directors and officers liability insurance. He was also entitled to an amount equal to his one-year aggregate compensation and medical and dental benefits if his employment under the agreement was terminated without cause. If his employment was terminated within six months after a change in control, he was entitled to two times annual aggregate compensation and medical and dental benefits for 24 months. In April of 2005, Mr. Farquhar agreed to devote all of his business time to the Company, and as a result, in April 2005, we amended and restated Mr. Farquhar's employment agreement to appropriately compensate him for his increased commitment to the Company. Under the amended and restated employment agreement, Mr. Farquhar continued to be entitled to all of the rights under his original employment agreement, except that (1) the agreement was amended provided that upon expiration, it would renew on the same terms and conditions unless either party provides the other party with 180 days' written notice of termination, (2) Mr. Farquhar's annual salary was increased to $250,000, effective as of the date of such amended and restated employment agreement, (3) Mr. Farquhar received a discretionary bonus of up to 50% of his salary, as determined by the Compensation Committee, (4) Mr. Farquhar was entitled to certain additional fringe benefits under the amended and restated agreement, including a $750 a month allowance for automobile expenses and four weeks of paid vacation, (5) Mr. Farquhar had the right to terminate the employment agreement for good reason, in which case he would be entitled to severance payments equal to his aggregate salary and benefits for one year, and (6) in the event that that the Company or its subsidiaries consummated a transaction in which they acquire 100% of the outstanding common stock or substantially all of the assets of a Company, the Company was required to pay Mr. Farquhar's membership initiation fee, annual dues and monthly membership fees at country club, subject to certain limitations. In addition, Mr. Farquhar's covenant not to compete was amended to provided that he would not engage in activity that is reasonably likely to compete with the Company or its subsidiaries and he agreed not to be employed by, consult with, or have any interest in, any entity which conducts a business in which the Company or its subsidiaries are engaged during the term of his employment agreement.

     John A. Mayfield. John A. Mayfield resigned as Chief Financial Officer in March 2006. In November 2005, we entered into an employment agreement with Mr. Mayfield, pursuant to which he was employed as our Chief Financial Officer beginning December 2005. The agreement called for Mr. Mayfield to receive annual salary of $175,000. Pursuant to this agreement, we granted Mr. Mayfield an option to purchase 40,000 common shares exercisable at $5.50 a share, 110% of our initial public offering price. Mr. Mayfield was also entitled to participate in any bonus plan established by the Compensation Committee of the Board of Directors. Mr. Mayfield was entitled to various fringe benefits under the agreement, including a $500 a month car allowance, a cell phone, four weeks of vacation, and one year of salary and benefits if his employment under the agreement is terminated without cause. Mr. Mayfield has agreed not to compete with us during specified periods following the termination of his employment.

     James T. House.  On July 8, 2004, we entered into an  employment  agreement with James T. House, pursuant to which he was employed as our Chief Financial Officer beginning August 2004. Mr. House's annual salary was $160,000. Pursuant to this agreement, effective at the February 17, 2005 closing date of our initial public offering, we granted Mr. House an option to purchase 40,000 common shares exercisable at $5.50 a share, 110% of our initial public offering price. Pursuant to the agreement, we also paid Mr. House a $25,000 signing bonus on the February 17, 2005 closing date of our initial public offering and agreed that he is entitled to participate in any bonus plan established by the Compensation Committee of the Board of Directors. Mr. House was entitled to various fringe benefits under the agreement, including a $500 a month car allowance and one year of salary if his employment under the agreement is terminated without cause. Mr. House has agreed not to compete with us during specified periods following the termination of his employment. This agreement was terminated on December 30, 2005 and Mr. House became a consultant until April 15, 2006 at a fee of $13,333 per month.

     Charles A. Vanella. In April 2004 and in connection with our acquisition of EWCO, we entered into an employment agreement with Charles A. Vanella, pursuant to which he was employed as our President and Chief Executive Officer. In August 2004, we entered into a Termination Agreement with Mr. Vanella, pursuant to which he resigned from all of his positions with us, agreed to render consulting services to us for one year, agreed to a release of claims, agreed to keep our information confidential and agreed not to compete with us for a period of two years following the termination of his consultation. Mr. Vanella's compensation under the agreement includes (1) payment of $100,000 a year for two years, (2) payment for his current health insurance coverage for 18 months, (3) payment of his country club dues for 2004 and 2005, up to $5,000 a year, and (4) continued use of his truck and payment of premiums for insurance on his truck. In December of 2004, as part of an extension of the promissory note made by EWCO in favor of Mr. Vanella, we agreed to pay up to approximately $9,000 of legal fees incurred by Mr. Vanella in connection with his separation from the Company and agreed to pay the approximately $24,500 balance owing on a truck and transfer title to the truck to him in approximately two years.


Compensation Committee Interlocks and Insider Participation

     During fiscal 2005 J. Peter Farquhar served as one of the members of our Compensation Committee. He was replaced on the Committee by Tracy Shellabarger in February 2006. Mr. Farquhar did not participate in any Committee decisions regarding his own compensation.

     None of our directors had any other relationship with us requiring disclosure by us pursuant to Securities and Exchange Commission rules regarding disclosure of related-party transactions.

     In April 2004, we entered into a Management Consulting Agreement (subsequently amended on April 15, 2005 and December 8, 2005) with Bainbridge Advisors, Inc., an advisory firm primarily owned by Gary D. Lewis, our former Chairman of the Board, President and Chief Executive Officer. Mr. Lewis is the President, Chief Executive Officer and majority owner of Bainbridge. Mr. Lewis founded Tarpon, then known as Wall St. Acquisitions, Inc., and served as its Chairman of the Board and Chief Executive Officer and as one of its directors from its inception in January 2002 until the closing of our initial acquisition, EWCO, in April 2004 and served as its President from January 2003 until April 2004. He had been primarily responsible for implementing our business strategy, including identifying the EWCO, Haines Road and Steelbank acquisitions.

     The initial term of the initial Management Consulting Agreement expires April 7, 2007 (subsequently extended on December 8, 2005 for an additional one year term commencing April 7, 2007) and is automatically extended on a year-to-year basis unless either party gives 120 days notice of termination before the end of the initial term or 60 days notice of termination before the end of any extension of the term. Pursuant to the agreement, Bainbridge, primarily through Gary D. Lewis, provides consulting services for us concerning the integration of the EWCO, Haines Road and Steelbank acquisitions, the further development and implementation of our business and financing plans and strategy, our expansion and acquisition plans and other areas, all to the extent we and Bainbridge mutually agree. Bainbridge will have satisfactorily provided the required availability to perform its services so long as, with respect to Gary
D. Lewis, Mr. Lewis has provided an average of at least an aggregate of 120 hours of service a month during the term through February 2006 and at least an aggregate of 70 hours of service a month during the term after February 2006, unless Tarpon enters into an acquisition other than the EWCO, Steelbank and Haines Road acquisitions. Tarpon is required to pay the advisory and transaction fees even if it does not use Bainbridge for the allotted hours.

     In exchange for Bainbridge's consulting services, we have agreed to pay Bainbridge (1) $15,000 a month, increased to $20,000 a month effective April 2005, (2) all reasonable expenses incurred by Bainbridge in connection with the agreement, including (a) fees and expenses of legal counsel retained at our direction, (b) legal fees up to $7,500 in connection with preparing the agreement, (c) out-of-pocket costs incurred in performing the agreement, and (d) up to $5,000 a year for professional liability errors and omissions insurance relating to Bainbridge's services, (3) 4% of the total consideration paid in an acquisition approved by our board, with a minimum of $200,000 and a maximum of $300,000 for each transaction, provided that the $300,000 maximum shall be increased by 0.2% of the enterprise value of any transaction, but only to the extent that such transaction exceeds $50,000,000, (4) a stock option to Bainbridge or its designees to purchase 110,000 common shares at an exercise price of $5.50 per share, which was granted to Gary D. Lewis and his son in February 2005, and (5) a one-time payment of $50,000 in consideration of certain advisory services rendered to the Company that were not originally contemplated by the parties. The success fee is generally paid over 12 months after closing, except that the fee for the EWCO, Haines Road and Steelbank acquisitions, totaling $600,000, are payable $22,222 a month until the February 17, 2005 closing of our initial public offering, when the remaining amount will be paid equally over the period ending 24 months from the closing. If payments exceed $60,000 a month, the excess will be deferred until the next month in which they can be paid and not exceed $60,000 a month.

     We have also agreed to indemnify Gary D. Lewis, obtain additional directors and officers insurance coverage and reimburse him for legal fees incurred, all in connection with certain services performed by Mr. Lewis in his capacity as one of our former officers. We expect the legal fees and additional insurance premiums paid by us to be approximately $11,130.

Board Compensation Committee Report on Executive Compensation

     General. The Compensation Committee's overall compensation policy applicable to our executive officers is to provide a compensation package intended to attract and retain qualified executives and to provide them with incentives to achieve our goals and increase shareholder value. The Compensation Committee implements this policy through salaries, bonuses, equity incentives, a 401(k) plan, and employment agreements and miscellaneous personal benefits.

     Salaries. The Compensation Committee's policy is to provide salaries that it believes are necessary to attract and retain qualified executives. In determining its recommendations for executive officer salaries, the Compensation Committee consults other members of the Board or Compensation Committee, but generally relies to a significant extent on recommendations of our Chief Executive Officer (except for the Chief Executive Officer's compensation). The Compensation Committee also considers its members' knowledge of salaries paid by companies of comparable size in the steel tubing industry, negotiations with new executive officers, individual performance, the executive's position, our financial resources, performance and prospects and the salaries of our other officers and employees. Salaries for fiscal 2005 were determined based on a subjective evaluation of the factors described above, without giving any specific priority or weighting to any of the factors, and based primarily on negotiations with Mr. Farquhar, Mr. Hook, and Mr. Mayfield in connection with engaging them as new executive officers, the Chief Executive Officer's recommendation, the executive's position, our financial resources, performance and prospects and the salaries of our other officers and employees.

     Bonuses. The Compensation Committee's policy is to recommend bonuses that are necessary to attract executive officers and that compensate executive officers for achieving our goals. In addition, the Compensation Committee's policy is to consider discretionary bonuses, determined near the end of the fiscal year, to compensate executive officers for performance or achievements during the fiscal year not covered by bonuses paid earlier in the year.

     For 2005, we did not adopt a bonus plan for executive officers, but we agreed to a signing bonus for Mr. Hook primarily to attract him to us by replacing his lost bonus from his former employer.

     Stock Options. The Compensation Committee's policy has been to award stock options to each of our officers and directors in amounts reflecting their position and ability to influence our overall performance, determined based on the Committee's subjective judgment after reviewing the number of options previously granted to such person, the number of options granted to persons in similar positions both at Tarpon and at other companies deemed comparable to us (based on the members' knowledge of options granted by other companies), the number of options remaining available for grant and management's recommendations.

     The Compensation Committee's policy has been to grant options with a term of ten years to provide a long-term incentive and to fix the exercise price of the options at or above the fair market value of the underlying shares on the date of grant. Such options only provide compensation if the price of the underlying shares increases. In addition, the Committee's policy has been to grant options to officers that vest over a specific period to provide the executive with an incentive to remain with us. Generally, options granted to our executives vest in three equal annual installments beginning on the date of grant. The Committee's policy has also been to provide new executives with options to attract them to us based on negotiations with new executives, management's recommendations and the Committee's subjective judgment primarily after reviewing the number of options granted to our other executives. In 2004 and 2005 options were granted to new executive officers primarily based on negotiations with new executives, management's recommendations and the Committee's (or the Board's, as the case may be) subjective judgment primarily after reviewing the number of options available and to be granted to our other executives, employees and consultants.

     The purposes of our 2004 Stock Option Plan are to provide key employees, directors, consultants and advisors with an increased incentive to make significant and extraordinary contributions to our long-term performance and growth, to join the interests of optionees with the interests of our shareholders and to facilitate attracting and retaining our key employees, consultants and advisors.

     Generally, the Compensation Committee reserves the right to pay compensation to our executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. Equity incentives granted to executives are subject to limits on permitted federal income tax deductions related to those equity incentives, including under current treasury regulations concerning the $1,000,000 cap on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee believes that such awards are more important to us than the potential loss of related compensation deductions relating to those equity incentives, especially in light of our net operating loss carryforwards and the non-cash nature of deductions available relating to some of these equity incentives.

     401(k) Plan. EWCO has adopted 401(k) plans to provide all eligible employees a means to accumulate retirement savings. Participants may defer specified portions of their compensation and we match 50% of employee contributions up to employee contributions equal to 5% of the employee's compensation.

     Employment Agreements and Miscellaneous Personal Benefits. The Compensation Committee's policy has been to have employment agreements with our executive officers to attract them and to provide them with specified minimum positions, periods of employment, salaries, fringe benefits and severance benefits. These benefits are intended to permit these executive officers to focus their attention on performing their duties to us, rather than on the security of their employment, and to provide such officers with benefits deemed by the
Compensation Committee to be suitable for their offices. The Compensation Committee's policy, however, is that personal benefits (other than severance pay) should not exceed 10% of the executive's salary and bonus for the year.

     Fiscal 2005 Compensation Decisions Concerning Executive Officers.

     In January 2005, the Compensation Committee, with Mr. Farquhar abstaining, recommended that we enter into an employment agreement with J. Peter Farquhar. The Compensation Committee recommended approval of this agreement, including the salary provided in the agreement, based on its subjective evaluation of its members' consultation with other members of the committee, negotiations with Mr. Farquhar in connection with his employment agreement, the directors' collective knowledge of salaries paid by others and paid by Tarpon to others, including its previous Chief Executive Officers and recently hired employees, the proposed services to be provided by Mr. Farquhar and his proposed position as Chief Executive Officer, and its subjective judgment of what was necessary to retain Mr. Farquhar's services as Chief Executive Officer. The Compensation Committee recommended that we enter into an employment agreement with Mr. Farquhar to provide him with a specified period of employment, salary, fringe benefits and severance benefits to permit Mr. Farquhar to focus his attention on performing his duties to us, rather than on the security of his employment, and to provide him with benefits deemed by the Compensation Committee to be suitable for his office. His personal benefits (other than severance pay) do not exceed 10% of his salary and bonus for the year. Mr. Farquhar resigned in April 2006.

     In February 2005, the Compensation Committee recommended that we enter into an employment agreement with Patrick J. Hook. The Compensation Committee recommended approval of this agreement, including the salary provided in the agreement, based on its subjective evaluation of its members' consultation with other members of the committee, negotiations with Mr. Hook in connection with his employment agreement, the directors' collective knowledge of salaries paid by others and paid by Tarpon to others, including its previous Presidents and Chief Operating Officers and recently hired employees, the proposed services to be provided by Mr. Hook and his proposed position as President, and its subjective judgment of what was necessary to retain Mr. Hook's services as President and Chief Operating Officer. The Compensation Committee recommended that we enter into an employment agreement with Mr. Hook to provide him with a specified period of employment, salary, fringe benefits and severance benefits to permit Mr. Hook to focus his attention on performing his duties to us, rather than on the security of his employment, and to provide him with benefits deemed by the Compensation Committee to be suitable for his office. His personal benefits (other than severance pay) do not exceed 10% of his salary and bonus for the year.

     In November 2005, the Compensation Committee recommended that we enter into an employment agreement with John A. Mayfield. The Compensation Committee recommended approval of this agreement, including the salary provided in the agreement, based on its subjective evaluation of its members' consultation with other members of the committee, negotiations with Mr. Mayfield in connection with his employment agreement, the directors' collective knowledge of salaries paid by others and paid by Tarpon to others, including its previous Chief Financial Officers and recently hired employees, the proposed services to be provided by Mr. Mayfield and his proposed position as Chief Financial Officer, and its subjective judgment of what was necessary to retain Mr. Mayfield's services as Chief Financial Officer. The Compensation Committee recommended that we enter into an employment agreement with Mr. Mayfield to provide him with a specified period of employment, salary, fringe benefits and severance benefits to permit Mr. Mayfield to focus his attention on performing his duties to us, rather than on the security of his employment, and to provide him with benefits deemed by the Compensation Committee to be suitable for his office. His personal benefits (other than severance pay) do not exceed 10% of his salary and bonus for the year. Mr. Mayfield resigned upon the filing of the Company's Report on Form 10-K in March 2006.

                                 Michael A. Ard
                                 Dr. Robert Pry
                               Peter Farquhar (1)

(1) Mr. Farquhar served on the Compensation Committee during fiscal 2005 and was replaced by Mr. Shellabarger in February 2006. Mr. Farquhar abstained from voting on any matter involving his own compensation.


Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code was enacted in 1993 and generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by a corporation on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders.

The Compensation Committee has considered the tax deductibility of compensation awarded under the stock option plan in light of Section 162(m). We structured and intend to administer the stock option plan with the intention that the resulting compensation can qualify as "performance-based compensation" and would be deductible. It is not expected that any executive officer's compensation will be non-deductible in 2005 by reason of the application of Section 162(m).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company's Common Stock is traded on the American Stock Exchange under the symbol "TPO".

The outstanding shares of Common Stock are currently held by approximately 904 shareholders of record.

The following table indicates the quarterly high and low stock prices for fiscal year 2005 (from the inception of our listing on the American Stock Exchange on February 17, 2005):

                                        High              Low
                                  ----------------- ----------------
Fiscal Year 2005

1st Qtr                                5.70              4.90
2nd Qtr                                5.40              3.59
3rd Qtr                                4.84              3.50
4th Qtr                                4.35              2.17


The Company has paid no dividends on its Common Stock for the last two years. The Company's lender restricts the payment of dividends on the Company's Common Stock. The Company does not expect to pay dividends on Common Stock in the future.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, Inc., 59 Maiden Lane, New York, New York 10038.


PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders, the Board of Directors has appointed Grant Thornton LLP as the Company's independent auditors to audit the 2006 financial statements for the fiscal year ending December 31, 2006. This will be the third year that Grant Thornton LLP will be performing the audit.

Representatives of the firm of Grant Thornton LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating only to the financial statements for fiscal 2005.

AUDIT FEES

The following represents all amounts billed to the Company for the professional services of Grant Thornton LLP rendered during fiscal years 2005 and 2004:



                                         Year Ended December 31,
                                         -----------------------

                                       2005                  2004

Audit Fees(1)                      $630,000              $1,190,000

Audit-Related Fees                 $142,000              $       0

Tax Fees                           $     0               $       0

All Other Fees                     $     0               $       0

(1) Consists of fees for the audit of our annual financial statements, review of interim financial statements and other services provided in connection with our Registration Statement on Form S-1 in connection with our initial public offering. Our financial statements were not audited before 2004.


     In accordance with Section 10A(i) of the Exchange Act, before Grant Thornton LLP is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

     Grant Thornton's fees for the 2006 audit and the three related quarterly reviews will be $500,000.


     Audit Committee Report

     Our Audit Committee has:

     o reviewed and discussed our audited financial statements for the year ended December 31, 2005 with our management;

     o discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

     o received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and

     o    discussed   with   our   independent   accountants   our   independent
          accountants' independence.


     Based on the review and discussions described above in this paragraph, our Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2005 be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

     Management is responsible for the Company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not the Audit Committees' duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee are not employees of the Company and we may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company's financial statements. The Audit Committees' oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
Furthermore, the Audit Committees' considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company's financial statements has been carried out in accordance with generally accepted auditing standards or that our Company's independent accountants are in fact "independent."

                                 Michael A. Ard

                                 Dr. Robert Pry

                              Peter J. Farquhar (1)

(1) Mr. Farquhar served on the Audit Committee during fiscal 2005 and was replaced by Mr. Shellabarger in February 2006.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE SHAREHOLDERS VOTE "FOR" SUCH RATIFICATION OF THE INDEPENDENT AUDITORS, GRANT THORNTON LLP.

The affirmative vote by the holders of a majority of the Company's voting shares represented at the Meeting is required for the approval of the auditors, Grant Thornton LLP. Under applicable law, in determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

ANNUAL REPORT ON FORM 10-K

An annual report on Form 10-K as filed with the SEC for the year ending December 31, 2005, containing financial and other information about the Company, is being mailed to all stockholders of record as of the Record Date, at the Company's cost.

OTHER MATTERS

Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, including, but not limited to any proposals made by stockholders, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment. Under the Company's By-laws, advance notice is required for nomination of directors and for certain business to be brought before an annual meeting of stockholders of the Company. Such advance notice must generally be received by the Company not less than 50 days nor more than 75 days prior to the date of such meeting. A copy of the Company's By-laws specifying the advance notice requirements will be furnished to any stockholder upon written request to the Secretary of the Company.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting, and the enclosed proxy card will be borne by the Company.

In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally, by telephone and telecopy. The Company has requested banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

SHAREHOLDERS PROPOSALS

Any shareholder of the Company who wishes to present a proposal to be considered at the 2007 Annual Meeting of Stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company at 2420 Wills Street, Marysville, Michigan 48040, Attention: Corporate Secretary, on or before December 31, 2006.

Under applicable rules of the SEC, all proposals submitted after December 31, 2006 shall be considered untimely. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.


                                         By Order of the Board of Directors

                                         J. Stanley Baumgartner, Jr., Secretary

Marysville, Michigan
Dated:  July 25, 2006